As filed with the Securities and Exchange Commission on December 17, 1998

                                                      Registration No. 333-
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------


                           NEWMONT MINING CORPORATION
             (Exact name of Registrant as specified in its charter)


                                   ----------


         Delaware             1700 Lincoln Street            13-1806811
     (State or other         Denver, Colorado 80203       (I.R.S. Employer
     jurisdiction of             (303) 863-7414          Identification No.)
     incorporation or        (Address of principal
      organization)            executive offices)

                           NEWMONT MINING CORPORATION
                           Directors' Stock Award Plan
                              (Full Title of Plan)


                                   ----------

                            Timothy J. Schmitt, Esq.
                           Newmont Mining Corporation
                               1700 Lincoln Street
                             Denver, Colorado 80203
                                (303) 863-7414
                     (Name, address and telephone number,
                  including area code, of agent for service)


                                   ----------

                                   Copies to:
                             Maureen Brundage, Esq.
                                White & Case LLP
                           1155 Avenue of the Americas
                            New York, New York 10036
                                (212) 819-8200


                                   ----------


                         CALCULATION OF REGISTRATION FEE

=========================-------------------------------------------------------

                                        Proposed      Proposed
 Title of each class of   Amount to     maximum        maximum      Amount of
    securities to be         be      offering price   aggregate   registration
       registered        registered  per share (1)    offering         fee
                                                      price (1)
================================================================================
Common Stock, $1.60 par    65,000        $18.50      $1,202,500       $335
      value......

================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and 457(c) under the Securities Act of 1933, based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange, Inc. on December 14, 1998.



==============================================================================

                                     PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



Item 3.  Incorporation of Documents by Reference.

            Newmont Mining Corporation (the "Corporation") hereby incorporates by reference in this Prospectus the Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, Quarterly Report on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 and the description of the Corporation's Common Stock contained in the Corporation's registration statement for such Common Stock filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description. All documents subsequently filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

            Not applicable.

Item 5.  Interests of Named Experts and Counsel.

            Not applicable.

Item 6.  Indemnification of Directors and Officers.

            Section 145 of the Delaware General Corporation Law authorizes and empowers the Corporation to indemnify the directors, officers, employees and agents of the Corporation against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the Corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

            The By-Laws of the Corporation provide that each person who at any time is or shall have been a director or officer of the Corporation, or is or shall have been serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the Corporation, and his heirs, executors and administrators, shall be indemnified by the Corporation in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware. Section 6 of the By-Laws of the Corporation facilitates enforcement of the right of directors and owners to be indemnified by establishing such right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the By-Laws were set forth in a separate written contract between the Corporation and the director or officer.

Item 7.  Exemption from Registration Claimed.

            Not applicable.

Item 8.  Exhibits.

Exhibit
Number      Description of Documents
4.1         Restated  Certificate  of  Incorporation  dated as of July 13, 1987.
            Incorporated  by  reference  to  Exhibit 3 to  Corporation's  Annual
            Report on Form 10-K for the year ended December 31, 1987.

4.2 Amendment to the Restated Certificate of Incorporation dated May 5, 1997. Incorporated by reference to Exhibit 4.2 to the Corporation's Registration Statement on Form S-3 (Registration No.333-59141).

4.3 By-Laws, as amended, through November 1, 1993 and adopted November 1, 1993. Incorporated by reference to Exhibit 3(b) to Corporation's Annual Report on Form 10-K for the year ended December 31, 1993.

5 Opinion of White & Case LLP, counsel to the Corporation, with respect to the legality of the Common Stock being registered.

23.1        Consent of Arthur Andersen LLP.

23.2        Consent of PriceWaterhouseCoopers LLP.

23.3 Consent of White & Case LLP (included in Exhibit 5 to the Registration Statement).

24          Power of Attorney of certain officers and directors.

Item 9.  Undertakings.

            The undersigned Registrant hereby undertakes:

            (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)      to  include   any   prospectus   required  by  Section
            10(a)(3) of the Securities Act;

               (ii) to reflect  in the  prospectus  any facts or events  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) to include any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

            (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

            (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

            (4) that, for purposes of determining any liability under the Securities Act, each filing of the Corporation's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the provisions described in Item 6, or otherwise, the Corporation has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933 the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 17th day of December, 1998.

                                    NEWMONT MINING CORPORATION

                                    By /s/ Timothy J. Schmitt
                                       Timothy J. Schmitt
                                       Vice President, Secretary and
                                       Assistant General Counsel



            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                                   Title  Date

          *
----------------------
Ronald C. Cambre           Chairman, President and Chief    December 17, 1998
                         Executive Officer and Director
                          (Principal Executive Officer)

         *
----------------------
James T. Curry, Jr.        Director                         December 17, 1998

         *
----------------------
Joseph P. Flannery         Director                         December 17, 1998

         *
----------------------
Leo I. Higdon, Jr.         Director                         December 17, 1998

         *
----------------------
Thomas A. Holmes           Director                         December 17, 1998

         *
----------------------
George B. Munroe           Director                         December 17, 1998

         *
----------------------
Robin A. Plumbridge        Director                         December 17, 1998

         *
----------------------
Moeen A. Qureshi           Director                         December 17, 1998

         *
----------------------
Michael K. Reilly          Director                         December 17, 1998

         *
----------------------
 Jean Head Sisco           Director                         December 17, 1998

         *
----------------------
William I.M. Turner, Jr.   Director                         December 17, 1998

         *
----------------------
Wayne W. Murdy             Executive Vice President and     December 17, 1998
                           Chief Financial Officer
                           (Principal Financial Officer)

         *
----------------------
Linda K. Wheeler           Vice President and Controller    December 17, 1998
                           (Principal Accounting Officer)


   *By  /s/ Timothy J. Schmitt
      ------------------------
      Timothy J. Schmitt as
      Attorney-in-fact

                                  EXHIBIT INDEX




Exhibit No.


4.1  Restated   Certificate  of  Incorporation   dated  as  of  July  13,  1987.
     Incorporated by reference to Exhibit 3 to Corporation's Annual Report on Form 10-K for the year ended December 31, 1987.

4.2 Amendment to the Restated Certificate of Incorporation dated May 5, 1997. Incorporated by reference to Exhibit 4.2 to the Corporation's Registration Statement on Form S-3 (Registration No. 333-59141).

4.3 By-Laws, as amended, through November 1, 1993 and adopted November 1, 1993. Incorporated by reference to Exhibit 3(b) to Corporation's Annual Report on Form 10-K for the year ended December 31, 1993.

5 Opinion of White & Case LLP, counsel to the Corporation, with respect to the legality of the Common Stock being registered.

23.1 Consent of Arthur Andersen LLP.

23.2 Consent of PriceWaterhouseCoopers LLP.

23.3 Consent of White & Case LLP (included in Exhibit 5 to the Registration Statement).

24   Power of Attorney of certain officers and directors.